Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 03:55 PM 08/14/2015 FILED 03:40 PM 08/14/2015 SRV 151175510 - 5678299 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
YAPPA WORLD INCORPORATED

Yappa World Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.          The name of the Corporation is Yappa World Incorporated, The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 2015.

B.          This Amended and Restated Certificate of Incorporation was duly adopted by the directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.          The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on August 5, 2015.

/s/ Jennifer Dyer
By:	Jennifer Dyer
Its:	CEO

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Exhibit A

FIRST: The name of the corporation is Yappa World Incorporated.

SECOND: The address of the corporation’s registered office in the State of Delaware is 2035 Sunset Lake Road Suite B-2, Newark, DE 19702, County of New Castle, and its registered agent at such address is Legalinc Corporate Services Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is thirty million (30,000,000) shares of common stock, having a par value of $0.0001 per share, and twenty million (20,000,000) shares of preferred stock, having a par value of $0.0001 per share. The board of directors is authorized to provide for the issuance of the shares of common stock and preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

FIFTH: Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter, and repeal the by-laws of the corporation.

SEVENTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal.

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EIGHTH: The corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such Section 145, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, unless prohibited under the laws of the State of Delaware.

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